Exhibit 10.14

Real Estate [Building] Lease Agreement

February 13, 2009

Lessor: Hyunday J Comm Co., Ltd.

Lessee: Enerland Co., Ltd.

Lease Agreement

This Lease Agreement shall be made and entered into between Lessor, Hyundae J Comm Co., Ltd. (“Lessor”, hereinafter) and Lessee, Enerland Co., Ltd. (“Lessee” hereinafter) with the following conditions.

SECTION 1 (DESIGNATION OF THE LEASED PREMISES)

The object property “Lessor” leases to “Lessee” (the “Leased Premises”, hereinafter) is shown as follows and its details and location are as indicated in the description of the area used and drawings in the addendum.

Building:                Factory building (A portion of the 1st floor) of Hobeop factory located in 254-1 Maegok-ri, Hobeop-myun, Icheon city, Gyunggi-do and portions indicated in Addenda 3 & 4 of the research building (the entire 1st floor) 2,780.41 m2 (841 pyung) in total= [Dedicated area 2,111.04 m2 (639 pyung) + Shared area 669.37 m2 (202 pyung)] [Addendum 1]

SECTION 2 (TERM OF LEASE)

1.               The Lease Term for the building of said Leased Premises of Section 1 shall last for 2 years from March 1, 2009 to February 28, 2011. In the event of a continuous use of the leased building, further discussions shall be made in the future.

2.               In the event that the premises are sold to a third party, “Lessee” shall abide by the decision on the use of the premises by the Purchaser providing “Lessor” give written notice to “Lessee” 2 month prior to the termination date of this Agreement. In such an event, “Lessee” shall not be able to protest on the grounds of the Lease Term, and “Lessee” shall comply with the planned decision on the use by the Purchaser without objections (including civil and criminal liabilities).

SECTION 3 (SECURITY DEPOSIT AND RENT)

1.               The security deposit on said Leased Premises of Section 1 shall be made payable in the amount of seventy nine million, two hundred fifty thousand, one hundred Won (~~W~~ 79,255,100). [Addendum 5]

2.               The rental payment amount shall be made payable in the amount of fourteen million, eight hundred forty six thousand, five hundred thirty Won (~~W~~ 14,846,530). [Addendum 5]

3.               The monthly rental amount of Paragraph 2 of this Section shall be deposited into a bank account designated by “Lessor” by the 10th day of the following month. If the payment date falls into a holiday, the payment shall be due the following day.

However, in the event that the period from the signing of this agreement to the first payment date of the monthly rent that comes around and the lease period of the last month are less than one month, daily calculated rates shall be applied to the payment for these periods.

4.               If the payment due date of Paragraph 3 of this Section is passed, “Lessee” shall pay interest on the arrear amount with the average arrear interest of a commercial bank for a regular loan applied.

5.               In the case of default on the security deposit and the monthly rental amount, “Lessee” shall immediately restore the real estate in use to its original condition and surrender it to “Lessor”.

SECTION 4 (MAINTENANCE FEES)

1.               The maintenance fees shall be divided into a fixed maintenance fee and a variable maintenance fee.

2.               “Lessee” shall pay three thousand six hundred Won (~~W~~ 3,600) per Pyung as of the date when this agreement is made as the fixed maintenance fee and calculate the actual expenses according to what has actually been used for the variable maintenance fee that is payable by the 25th of the following month.

SECTION 5 (PAYMENT OF VALUE ADDED TAX)

Security deposit, monthly rental amount and value added tax levied upon maintenance fees in pursuant to this Agreement shall be payable by “Lessee”.

SECTION 6 (ADJUSTMENT OF RENT)

1.               The monthly rental amount of Paragraph 2 of Section 3 shall be adjusted every 2 years.

2.               In the case of each of the following subparagraphs below, both companies may adjust the rent amount by written notice made 30 days prior to such an event.

(1)          If it is necessary to change the existing rental amount due to fluctuations of real estate value (Land price, taxable standard price and market rate etc).

(2)          If changes are made in tax and dues or quasi-tax that are imposed upon the Leased Premises.

(3)          If it is deemed necessary to adjust the rental amount according to economic conditions such as changes in the price of commodities.

(4)          If there are changes in the Leased Premises or in the area measurement.

SECTION 7 (USE OF FACILITIES)

In the event that “Lessee” uses facilities of “Lessor”, “Lessee” may do so by entering into a separate agreement between “Lessor” and “Lessee”.

SECTION 8 (PROHIBITION OF TRANSFER, SUBLEASE AND DISPOSAL)

“Lessee” may not transfer its rights and obligations in pursuant to this Agreement to a third party or sublease all or any portion of the Leased Premises to be used by the third party.

SECTION 9 (RESPONSIBILITY TO PROTECT ASSETS)

“Lessor” shall not be liable for any accident or loss sustained occurring within the Leased Premises and “Lessee” shall take responsibility and exercise appropriate safety and maintenance measures.

SECTION 10 (MODIFICATION OF THE LEASED PREMISES)

1.               “Lessee”, at “Lessee’s” expense, may make necessary modifications as described in each of the following subparagraphs below to the Lease Premises by obtaining a prior written consent of “Lessor”.

(1)          Installation and change of necessary for conducting business such as installation of partitions or placement of light fixtures.

(2)          Utilities services such as lights, power, telecommunication, air supply or vent and gas.

2.               “Lessee” shall not claim for reimbursement of general expenses or costs of purchase of accessorial equipment incurred by the previous paragraph.

3.               During the Lease Term, “Lessee” shall preserve, use and receive benefit from the Leased Premises fulfilling the obligation of good governance, and comply with relevant laws when making changes in the Leased Premises. “Lessee” shall be held entirely responsible for changes made to the Leased Premises without observing relevant laws and regulations.

SECTION 11 (MAINTENANCE OF THE LEASED PREMISES)

1.     “Lessor” shall take responsibility for maintaining the objects initially designated (Structural portions, fire prevention section, roof waterproofing, and external) and in the event that these objects require repairs such as wear and tear, fading, and failure to operate normally, such repairs shall be performed at the expense of “Lessor”.

2.     Except for cases described in the previous paragraph, when repairs are performed by the necessity of “Lessee” at the expense of “Lessee”, there shall be discussions with “Lessor” and “Lessee” shall not claim for reimbursement of overall expenses borne by “Lessee”.

SECTION 12 (DAMAGE REPARATION)

1.               In the event that “Lessee”, its trade partners and visitors including its employees and suppliers cause damage to the Leased Premises and other assets of “Lessor”, “Lessee” shall immediately notify such damage to “Lessor” and provide reparation for related damage.

2.               Even in the case where a third party causes damage to the Leased Premises as described in the previous paragraph, if “Lessee” fails to notify “Lessor”, such damage shall be deemed incurred by actions of “Lessee”.

3.               As to the damage amount of each previous paragraph, “Lessor’s calculation based on the market price as of the time of the reparation shall be followed.

SECTION 13 (TERMINATION OF THE AGREEMENT)

1.               In the event that “Lessee” commits action as described in each of the following subparagraphs, “Lessor” may immediately terminate this agreement without notification.

(1)          If default shall be made by “Lessee” for its overall payment obligation including the established rental amount for longer than 2 months.

(2)          If “Lessee” shall go under bankrupt or become insolvent or an application shall be filed for corporate reorganization against “Lessee”.

(3)          If actions of “Lessee” incur damage to “Lessor”, or “Lessor” believes it is necessary to terminate the Agreement from its business perspective.

(4)          If actions that do not comply with or contradict the regulations or matters for observance shall be committed.

(5)          If other actions that infringe upon this Agreement shall be committed.

2.               In the case of the previous paragraph, “Lessor” may at any time terminate this Agreement and have the Leased Premises vacated, The fact that Security Deposit is entrusted with “Lessor” shall not give “Lessee” any reason or ground for rejecting the return of the Leased Premises.

SECTION 14 (EXPIRATION OF THE AGREEMENT)

This Agreement shall expire on the grounds of each of the following subparagraphs.

1.               If the Term of the Lease expires,

2.               If this Agreement shall be terminated or cancelled on the grounds of each paragraph of this Agreement,

SECTION 15 (CAUSES FOR INDEMNITY)

1.               “Lessor” shall not be held liable for damage or inconveniences suffered by “Lessee” due to reasons that cannot be imputed to “Lessor” such as natural disaster, war, violence and Force Majeure events.

2.               Even when there are causes of Force Majeure, the fulfillment period for payment obligations of “Lessee” already generated by this Agreement shall not be extended.

SECTION 16 (REVISION OF THE AGREEMENT)

“Lessor” and “Lessee” may modify or revise the paragraphs of this Agreement through mutual discussions even before the expiration of the Term of the Lease when reasonable and inevitable reasons shall be presented.

SECTION 17 (DISPUTE)

Questions and disagreements as to each paragraph of this Agreement or all disputes that arise with relation to this Agreement shall be resolved through mutual discussions of both parties and the jurisdiction where the main office of “Lessor” is located shall oversee litigations for all disputes.

SECTION 18 (MANAGEMENT)

1.               Proper management of the Leased Premises shall be handled by “Lessee”.

2.               The selection of a manager in charge of legal permissions and authorizations accompanying the operation of “Lessee’s business and related work activities shall be performed by “Lessee”.

SECTION 19 (WEARING OF WORK UNIFORM)

“Lessee” shall not enter or exit the main entrance and main buildings (including the research building) of “Lessor”. In order to resolve such security problems, if work uniforms are to be worn, employees of “Lessee” shall wear work uniforms that can easily distinguish them from employees of “Lessor”,

SECTION 20 (MANAGEMENT REGULATIONS)

“Lessor” may establish and enforce overall management regulations and detailed rules so as to protect its assets and proficiently manage the Leased Premises and such management regulations shall be made effective as a part of this Agreement.

In order to verify the signing of this Agreement, 2 copies of the Agreement shall be made and the Lessor and the Lessee shall sign and retain each copy respectively.

Feb , 2009

Lessor: 254-1 Maegok-ri, Hobeop-myun, Icheon city, Gyunggi-do
Hyundai J Comm Co., Ltd
CEO Byung Ki Park [Seal]

Lessee: 254-1 Maegok-ri, Hobeop-myun, Icheon city, Gyunggi-do
Enerland Co., Ltd
CEO Hwan Jin Noh [Seal]

[Addendum 1] Hobeop Factory leased area

1. Building

				Leased Area
Description	Building Name	Floor	Total Area (m2)	Dedicated Area	Shared Area	Total (m2)	Total (Pyung)	Comment
Hobeop	Hobeop Factory Building	1st floor		1,144.08	380.17	1,524.25	461
			3,098.99
		1st floor (2nd section)		264.46		264.46	80

	Research Building	1st floor	991.70	702.50	289.20	991.70	300

		Total	4,090.69	2,111.04	669.37	2,780.41	841

[Addendum 2] Layout of the buildings of Hobeop Factory

[Korean insert: Research building]

[Addendum 3] Layout of 1st floor of Enerland Factory

[Korean insert: Leased Area (461 pyung), Leased Area (80 Pyung)]

[Addendum 4] Layout of 1st floor of Research Building (Enerland Factory)

[Addendum 5] Rental amount and security deposit

Description	Company Name	Agreement Property	Agreement Term	Leased Area [Pyung]	Rental Amount / (Month) [won]	Security Deposit	Comment
Existing Lease	Enerland	Factory Lease (Factory building)	Feb. 16, 2008 ~ Feb. 15 2009	461	6,925,510	69,255,100

		Factory Lease (Factory building)	June 1, 2008 ~ May 31, 2009	80	2,400,000		[2 illegible cut-off seals]

		Factory Lease (Factory building)	Oct. 22, 2008 ~ Oct.21, 2009	300	4,950,000	10,000,000

			Sub-total	841	14,275,510	79,255,100

Adjusted Rent	- 4% increased rent amount (Month)		Mar. 1, 2009 ~ Feb.28, 2011	841	14,846,530	79,255,100